Exhibit 99.1

IDT Corporation to Sell Gibraltar Based Banking Unit

NEWARK, NJ – June 22, 2017: IDT Corporation (NYSE: IDT), a global provider of communications and payment services, today said that it has agreed to sell its IDT Financial Services Holdings Limited subsidiary (IDT Finance) to JAR Fintech Limited (JAR), a Gibraltar entity controlled by JAR Capital Limited, a UK based wealth and asset manager authorized and regulated by the UK’s Financial Conduct Authority.

IDT Finance is the sole shareholder of IDT Financial Services Limited, a Gibraltar-based bank and e-money issuer, providing prepaid card solutions across the European Economic Area. IDT Finance Services Limited is licensed and regulated by the Gibraltar Financial Services Commission (GFSC), and its sale to JAR is subject to GFSC approval, as well as the approval of the Gibraltar Minister with responsibility for financial services.

The agreed-upon purchase price consists of the value of IDT Finance's net assets at closing plus an additional amount of approximately £3 million.

About IDT:

IDT Corporation (NYSE: IDT), through its IDT Telecom division, provides telecommunications and payment services to individuals and businesses primarily through its flagship BOSS Revolution® and Net2Phone® brands. IDT Telecom’s wholesale business is a leading global carrier of international long distance calls. For more information on IDT, visit www.idt.net.

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks, and should be consulted along with this release. To the extent permitted under applicable law, IDT assumes no obligation to update any forward-looking statements.

Contact:

IDT Corporation Investor Relations

Bill Ulrey

william.ulrey@idt.net

973-438-3838